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                                                                  EXHIBIT (a)(4)


                          THE WILLIAMS COMPANIES, INC.

                                OFFER TO EXCHANGE
                  OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK


                            NOTICE OF WITHDRAWAL FORM

If you previously elected to participate in the offer (the "Offer") by The Williams Companies, Inc. ("Williams") described in the Offer to Exchange dated May 27, 2003 (the "Offer to Exchange"), and you would now like to change your prior election and withdraw your tendered options, you must properly complete, sign, date and deliver this Notice of Withdrawal Form ("Withdrawal Form") to Williams pursuant to the Instructions accompanying this Withdrawal Form, by no later than the expiration of the Offer. The Offer will expire at 4:00 p.m. Central Time on June 25, 2003, unless extended. If we extend the Offer, you may change your prior election and withdraw your tendered options at any time before the expiration of the extended deadline.

If Williams receives one or more Election Forms and one or more Withdrawal Forms signed by you, Williams will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last.

Acknowledgement and Signature:

I previously completed, signed, dated and delivered to Williams the Election Form, in which I elected to participate in the Offer. I now wish to change my prior election and withdraw my tendered options.

By properly completing, signing and dating this Withdrawal Form and delivering it to Williams pursuant to the Instructions accompanying this Withdrawal Form, I voluntarily elect to change my prior election to participate in the Offer and withdraw my tendered options. I understand and acknowledge that if Williams accepts my withdrawal, my eligible options will remain outstanding until they terminate or expire according to their terms. They will retain their current exercise price and other terms and conditions under the applicable option plan and grant letter, grant agreement and/or grant detail report under which the options were granted and I will not receive any replacement options.




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Print Name                                           Social Security Number



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Signature                                            Date